FOR IMMEDIATE RELEASE

BLACK WARRIOR WIRELINE CORP., ANNOUNCES NEW FINANCING
Tuesday, February 15, 2000

COLUMBUS, Mississippi, February 15, 2000 - Black Warrior Wireline Corp., (OTC Bulletin Board: BWWL) ("Black Warrior" or the "Company") announced today that it had closed a $25.0 million senior secured debt facility with Coast Business Credit, a division of Southern Pacific Bank. The facility consists of two term notes totaling $16.5 million and a working capital revolving loan of $8.5 million. The proceeds of the facility will be used to repay all existing Black Warrior senior lenders and for working capital purposes.

Black Warrior also closed a new $7.0 million subordinated debt facility with various lenders related to St. James Capital, its primary existing subordinated debt lender. The new subordinated debt is convertible into shares of the Company's common stock at a conversion price of $0.75 per share. The proceeds of the new subordinated debt will be used for working capital and capital expenditures. In connection with the issuance of the subordinated debt, warrants to purchase approximately 28.7 million shares of the Company's common stock were issued to subordinated lenders. These warrants are exercisable at $0.75 per share and expire five years after issuance.

In conjunction with the new senior and subordinated debt, $2.0 million of previously outstanding subordinated debt was converted into common shares at a conversion price of $0.75 per share.

Bill Jenkins, President of Black Warrior, said, "The new senior debt facility and new subordinated debt provide Black Warrior the flexibility and access to working capital needed to meet our expanding sales volume. In connection with this refinancing, our balance sheet has been improved dramatically, and we are looking forward to improved customer confidence in our financial stability. St. James Capital, our financial partner, has shown its continued confidence in our management and business plan by its participation in the subordinated debt component of the refinancing. The new senior debt facility and new subordinated debt provide a comprehensive solution for the capital the Company will require to take advantage of growth opportunities as they arise."

Mr. Jenkins commented further on the general oil field service sector environment, "The oil field service sector is beginning to benefit from the effects of the rebound in oil prices, which have increased by over 100% since January 1998. The recovery and stabilization of oil prices are resulting in increasing activity and improving margins for Black Warrior, and we expect this trend to continue."

John Thompson, President of St. James, which manages two investment funds investing primarily in the oil and gas industry, and a director of Black Warrior, commented, "St. James is excited about the oil field service sector as a whole and the opportunities for Black Warrior. The Company has strong leadership and we support management's growth plans."


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Black Warrior is an oil and gas service company  providing  various  services to oil and gas well operators primarily in the United States and in the Gulf of Mexico. The Company's principal lines of business include (a) wireline services,
(b) directional oil and gas well drilling activities, including surveying services and (c) workover services.

The new $25.0 million senior loan facility with Coast Business Credit consists of a $14.5 million tern loan which amortizes over 72 months, a $2.0 million term loan which amortizes over 48 months, and a revolving line of credit equal to the difference between $25.0 million and the balance of the two term loans. The initial availability under the revolver is $8.5 million, subject to maximum advances against accounts receivable. The interest rate on the revolver is prime plus 1%, and the interest rate on the term loans is prime plus 2%. The facility matures on January 24, 2003. The loans are secured by all of Black Warrior's assets. The new subordinated debt notes totaling $7.0 million accrue interest at 10% through September 30, 2000, then increase to 15% until paid in full. No interest or principal payments are required until the loans mature on January 15, 2001. These subordinated notes and related accrued interest are convertible into shares of the Company's common stock at a conversion price of $0.75 per share.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business activities, financing activities and operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and business and financing activities may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for oil and gas, increases in the Company's margins and level of activity, the continuation of recent trends improving the revenues of the oil and gas service sector, and the demand for and utilization of the Company's services. There can be no assurance that favorable factors will continue in the future. Important factors that could cause such difference are also described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB.